Exhibit 3.42

CERTIFICATE OF INCORPORATION

OF

DAC REALTY CORP.

The undersigned, being more than 18 years of age, for the purpose of forming a corporation, pursuant to the provisions of Title 14A, Corporations, General, of the New Jersey Statutes, does hereby execute the following Certificate of Incorporation.

FIRST:                                                           The name of the corporation is:

DAC REALTY CORP.

SECOND:                                            The purpose or purposes for which the corporation is organized is to purchase, acquire, own, lease and otherwise operate real property as well as any activity or business within the purposes for which corporations may be organized under the “New Jersey Business Corporation Act” (Title 14A).

THIRD:                                                       The aggregate number of shares which the corporation shall have authority to issue is One Hundred (100) shares of common stock, with no par value.

FOURTH:                                           The address of the corporation’s initial registered office is One Mack Centre Drive, Paramus, New Jersey 07652, and the name of the corporation’s initial registered agent is Norman Tanenbaum.

FIFTH:                                                          The number of directors constituting the initial Board of Directors shall be four (4) and the names and addresses of the Directors are as follows:

Name	Address

ABRAHAM H. REINFELD	325 West End Avenue New York, New York

PEARL REINFELD	325 West End Avenue New York, New York

DAVID REINFELD	525 West End Avenue New York, New York

CAROL REINFELD SOLTZ	15 Hidden Ledge Road Englewood, New Jersey

SIXTH:                                                        The name and address of the incorporator is as follows:

Norman Tanenbaum, Esq.

One Mack Centre Drive

Paramus, New Jersey 07652

SEVENTH:                                      For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its Directors and Shareholders or any class thereof, as the case may be, it is further provided:

(a)                                  One or more or all the Directors of the Corporation may be removed for cause by the shareholders by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of, Directors, and one or more or all the Directors may be removed without cause by like vote of said shareholders. The Board of Directors shall have the power to remove Directors for cause and to suspend Directors pending a final determination that cause exists for removal.

(b)                                 The Corporation is hereby authorized to lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of any subsidiary, whether or not such officer or employee is a Director, thereof, whenever, in the judgment of the Board of Directors, such loan guarantee or assistance may reasonably be expected to benefit the Corporation.

(c)                                  The Corporation shall have the power, to the full extent permitted by the New Jersey Business Corporation Act, to indemnify each corporate agent as the term “corporate agent” is defined by said Act.

IN WITNESS WHEREOF, the undersigned, the incorporator of the above-named corporation, has hereunto signed this Certificate of Incorporation on this 25th day of July, 1986.

WITNESS:

/s/ Norman Tanenbaum

Filed by:

Stern, Steiger, Croland, Tanenbaum & Schielke, P.A.

One Mack Centre Drive

Paramus, New Jersey 07652

(201) 262-9400